Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Kaleyra, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kaleyra, Inc. of our report dated July 31, 2019, with respect to the consolidated balance sheet of Kaleyra S.p.A. as of December 31, 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2018, and the related notes, before the effects of the adjustments to retrospectively apply the accounting for the Business Combination described in Notes 1, 5 and 24, which report appears in the December 31, 2019 annual report on Form 10-K of Kaleyra, Inc.

/s/ KPMG S.p.A.

Milan, Italy

February 9, 2021